                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): May 14 ,1997

                          COMMUNITY CARE SERVICES, INC.
             (Exact name of Registrant as specified in its charter)


         New York                          333-1700              13-3677548
(State or other jurisdiction of          (Commission          (I.R.S. Employer
incorporation of organization)           File Number)        Identification No.)


                                18 SARGENT PLACE
                          MOUNT VERNON, NEW YORK 10550
          (Address, including zip code, of principal executive offices)

        Registrants telephone number, including area code: (914) 665-9050

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OF METROPOLITAN RESPIRATOR SERVICE, INC.

     On May 10,1997, Community Care Services, Inc., (the Company) acquired 68% of the outstanding shares of Metropolitan Respirator Services, Inc. (MRS). The purchase price was approximately $6,016,000 consisting of approximately $2,800,000 in cash, and approximately $2,967,000 of Promissory Notes accruing interest at a rate of 6% per annum. The notes are payable in two payments. On January 2, 1999, one half of the principal and accrued interest is payable and the remaining one half of principal and accrued interest is payable January 2, 2000. In lieu of cash payment, the Promissory Note holder (Note Holder) may elect to convert up to eighty percent (80%) of the outstanding principal balance of the Promissory Note and the accrued interest thereon payable on the dates set forth above into shares of common stock, par value $.01 per share. If the Note Holder does not make such election, the Company may do so. With respect to the remaining twenty percent (20%) of the payment due, the Note Holder may, but is not obligated to, require that such amount be converted into shares or take such payment in cash.

     At any time subsequent to the first anniversary of the execution of the above mentioned Promissory Note, if the Company conducts a secondary public offering of Company's common stock, the Note Holder shall have the opportunity to sell the shares in such offering to the same extent and in proportion to the rights that the other executive officers of the Company have. In aggregate, the Promissory Notes convert to 896,900 shares of common shares of the Company.

     Also, on May 10, 1997, the Company purchased the remaining 32% of the outstanding shares of MRS in a sepatate transaction. The purchase price was approximately $2,600,000 consisting of $1,300,000 in cash, 300,000 shares of common shares of the Company and a one year $100,000 Promissory Note accruing interest at a rate of 6% per annum, payable quarterly.

     The purchase price for the acquisition was agreed upon in arms length negotiation and will be accounted for as a purchase.

     MRS was incorporated on April 15, 1974 and is engaged in the sale and rental of medical supplies and durable medical equipment within the New York Metropolitan area.

     The Company intends to continue operating MRS's existing business and will treat MRS as a wholly-owned subsidiary.

     The Company used, primarily, cash from its October 1996 initial public offering and to a lesser extent funding through an existing credit line to pay for the acquisition at closing.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

A.   Financial Statements of Business Acquired.

     The balance sheets of Metropolitan Respirator Service, Inc. as of March 31, 1996 and December 31, 1996 and the related Statements of Operations and Retained Earnings and Cash Flows for the years ended March 31, 1995 and 1996 and for the nine months ended December 31, 1996.

B.   Pro Forma Financial Information.

     Unaudited condensed consolidated balance sheet as of December 31, 1996 of Community Care Services, Inc.

     Unaudited condensed consolidated statement of income of Community Care Services, Inc. for the year ended March 31, 1996 and the nine months ended December 31, 1996.

C.   Exhibits

          Stock Purchase Agreement among Community Care Services, Inc. as Buyer, and Donald Fargnoli, Louis Rocco and Saverio D. Burdi, as Sellers, dated May 10, 1997.

          Stock Purchase Agreement between Community Care Services, Inc., as Buyer, and Jack Prince, as Seller, dated May 10, 1997.

          Non-negotiable Promissory Note of Community Care Services, Inc. Issued to Donald Fargnoli dated May 10, 1997.

          Non-negotiable Promissory Note of Community Care Services, Inc., Issued to Louis Rocco dated May 10, 1997.

          Confidential treatment for portions of the Stock Purchase Agreement among Community Care Services, Inc. as buyer and Donald Fargnoli; Louis Rocco, and Saverio D. Burdi as seller, dated May 10, 1997 has been requested. The confidential portions have been so omitted and filed separately with the Securities and Exchange Commission. The Company hereby agrees to furnish supplementary a copy of any omitted schedule to the Securities and Exchange Commission upon request. Portions of the following schedules have herein been omitted.

          4.4(d)  Inventory

          4.4(I)  Accounts Receivable

          4.8     Customers

          4.11(g) Compensation and Benefits

          4.20    Employee Benefit Plans

Pursuant to the requirements of the Securities Exchange Act of 1934, Community Care Services, Inc., has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Community Care Services, Inc.


By:  /s/  JOEL QUALL
     -----------------------
     Joel Quall
     Chief Financial Officer
     Dated:  May 14,1997

                                    ITEM 7(a)

                    FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                      METROPOLITAN RESPIRATOR SERVICE, INC.
                        DBA METROPOLITAN HOMECARE SERVICE

                              FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED
                             MARCH 31, 1995 AND 1996
                          AND FOR THE NINE MONTHS ENDED
                                DECEMBER 31, 1996

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
Metropolitan Respirator Service, Inc.


We have audited the accompanying balance sheets of Metropolitan Respirator Service, Inc. (the "Company") as of March 31, 1996 and December 31, 1996, and the related statements of operations and retained earnings and cash flows for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan Respirator Service, Inc. as of March 31, 1996 and December 31, 1996, and the results of its operations and its cash flows for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1996 in conformity with generally accepted accounting principles.

As described in Note 2 to the accompanying financial statements, the Company has restated the March 31, 1995 and 1996 financial statements and retained earnings at April 1, 1994 to change its accounting for unbilled receivables and allowance for uncollectible accounts to conform with generally accepted accounting principles. Also, the Company changed its method of accounting for pension expense by electing to implement Statement of Financial Accounting Standards No.
87. This implementation did not have a material effect on retained earnings at April 1, 1994. As a result of the Company's accounting changes, our present opinion on the March 31, 1995 and 1996 financial statements, is different from that expressed in the previously issued review reports of other accountants.






                                              /s/ M.R. WEISER & CO. LLP



New York, NY
February 21, 1997

                      METROPOLITAN RESPIRATOR SERVICE, INC.
                                 BALANCE SHEETS

                                   A S S E T S
                                    (Note 6)

                                                              March 31,  December 31,
                                                                1996         1996
                                                             ----------   ----------
Current assets:
   Cash                                                      $   41,086   $   28,253
   Accounts receivable, net of allowance of
     $594,000 and $600,000                                    2,452,334    2,867,827
   Inventory                                                    177,614      318,647
   Due from affiliate                                            36,147
   Advances to shareholder                                       53,101
   Prepaid income taxes                                         332,896      308,987
   Deferred income taxes                                        315,000      284,000
   Prepaid expenses                                              53,104       78,465
                                                             ----------   ----------
         Total current assets                                 3,461,282    3,886,179

Rental equipment, net of accumulated depreciation
   of $1,145,000 and $1,308,000                                 302,984      425,746

Property and equipment, net of accumulated depreciation
   of $303,880 and $337,997                                     242,949      331,187

Deposits                                                         25,605       35,841
                                                             ----------   ----------

         Total assets                                        $4,032,820   $4,678,953
                                                             ==========   ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Line of credit                                            $  238,004   $  671,867
   Current maturities of long term debt                         447,418      714,400
   Accounts payable and accrued expenses                      1,131,176    1,048,054
                                                             ----------   ----------
         Total current liabilities                            1,816,598    2,434,321
                                                             ----------   ----------

Long-term debt, less current maturities                         115,020      125,950
                                                             ----------   ----------

Shareholders' equity:
   Common stock, $10 par value, 2,000 shares authorized;
     77.5 shares issued and outstanding                             775          775
   Retained earnings                                          2,100,427    2,117,907
                                                             ----------   ----------
         Total shareholders' equity                           2,101,202    2,118,682
                                                             ----------   ----------

         Total liabilities and shareholders' equity          $4,032,820   $4,678,953
                                                             ==========   ==========

                 See accompanying notes to financial statements

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                                     For the Years Ended                For the Nine Months Ended
                                                                          March 31,                           December 31,
                                                               ------------------------------        ------------------------------
                                                                   1995              1996                1995              1996
                                                               -----------        -----------        -----------        -----------
                                                                                                     (Unaudited)
Rental revenue, net                                            $ 5,393,862        $ 5,671,454        $ 4,313,846        $ 5,163,715
Sale revenue, net                                                3,595,908          2,921,658          2,222,285          2,660,096
                                                               -----------        -----------        -----------        -----------
Net revenues                                                     8,989,770          8,593,112          6,536,131          7,823,811
                                                               -----------        -----------        -----------        -----------
Cost of net revenues:
   Product and supply costs                                      3,283,534          3,351,069          2,481,359          2,743,365
   Rental equipment depreciation                                   338,891            296,020            188,804            160,565
                                                               -----------        -----------        -----------        -----------
                                                                 3,622,425          3,647,089          2,670,163          2,903,930
                                                               -----------        -----------        -----------        -----------
Gross profit                                                     5,367,345          4,946,023          3,865,968          4,919,881

Operating expenses                                               4,053,096          4,539,303          3,323,434          4,254,845

Bad debts                                                          509,000            486,000            370,000            443,000
                                                               -----------        -----------        -----------        -----------
Income (loss) from operations                                      805,249            (79,280)           172,534            222,036
                                                               -----------        -----------        -----------        -----------
Nonoperating (income) expense:
   Interest expense                                                101,824            152,245            121,325            112,212
   Dividend income                                                  (1,849)            (1,746)            (1,203)            (1,425)
   Other                                                                                                                     62,769
                                                               -----------        -----------        -----------        -----------
       Nonoperating expense, net                                    99,975            150,499            120,122            173,556
                                                               -----------        -----------        -----------        -----------
Income (loss) before provision for
   income taxes                                                    705,274           (229,779)            52,412             48,480
                                                               -----------        -----------        -----------        -----------
Provision (credit) for income taxes:
   Current                                                         294,000                                57,000
   Deferred                                                         37,000            (79,000)           (19,000)            31,000
                                                               -----------        -----------        -----------        -----------
                                                                   331,000            (79,000)            38,000             31,000
                                                               -----------        -----------        -----------        -----------
Net income (loss), as restated for March 31,
   1995 and 1996                                                   374,274           (150,779)            14,412             17,480
                                                               -----------        -----------        -----------        -----------
Retained earnings at beginning of period, as
   reported                                                      2,175,859

Prior period adjustment                                           (298,927)
                                                               -----------
Retained earnings at beginning of period, as
   as restated                                                   1,876,932          2,251,206          2,251,206          2,100,427
                                                               -----------        -----------        -----------        -----------
Retained earnings at end of period                             $ 2,251,206        $ 2,100,427        $ 2,265,618        $ 2,117,907
                                                               ===========        ===========        ===========        ===========


                 See accompanying notes to financial statements

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       For the Years Ended              For the Nine Months Ended
                                                                            March 31,                         December 31,
                                                                     1995              1996              1995               1996
                                                                  -----------       -----------       -----------       -----------
                                                                                                      (Unaudited)
Cash flows from operating activities:
   Net income (loss)                                              $   374,274       $  (150,779)      $    14,412       $    17,480
   Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
       Depreciation                                                   383,391           339,488           218,514           209,390
       Bad debts                                                      509,000           486,000           370,000           443,000
       Deferred tax expense (credit)                                   37,000           (79,000)          (19,000)           31,000
       Changes in operating assets and liabilities:
         Increase in accounts receivable                           (1,474,166)         (158,299)         (538,841)         (858,493)
         (Increase) decrease in inventory                            (126,891)          219,464           186,728          (141,033)
         (Increase) decrease in prepaid expenses                      (38,466)           10,128               754           (25,361)
         (Increase) decrease in prepaid
           income taxes                                              (404,847)           (4,329)          100,513            23,909
         Increase in deposits                                          (1,332)          (12,693)           (2,780)          (10,236)
         Increase (decrease) in accounts
           payable and accrued expenses                              (290,631)          203,791           (10,658)          (83,122)
                                                                  -----------       -----------       -----------       -----------
           Net cash provided by (used in)
              operating activities                                 (1,032,668)          853,771           319,642          (393,466)
                                                                  -----------       -----------       -----------       -----------
Cash flows from investing activities:
   Acquisition of property and equipment                             (106,967)          (73,179)          (24,160)         (122,355)
   Acquisition of rental equipment                                    (27,712)          (21,402)
   Net (borrowings) repayments of loans
     from affiliate                                                    84,737            (4,865)           (1,436)           36,147
   Decrease in advances to shareholder                                107,045                                                53,101
                                                                  -----------       -----------       -----------       -----------
           Net cash provided by (used in)
             investing activities                                      57,103           (99,446)          (25,596)          (33,107)
                                                                  -----------       -----------       -----------       -----------
Cash flows from financing activities:
   Net borrowings (repayments) under line
     of credit                                                        934,954          (696,950)         (148,893)          433,863
   Repayments of long-term debt                                      (143,289)         (621,747)         (494,219)         (445,872)
   Borrowings of long-term debt                                        56,092           556,841           440,071           425,749
                                                                  -----------       -----------       -----------       -----------
           Net cash provided by (used in)
              financing activities                                    847,757          (761,856)         (203,041)          413,740
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in cash                                      (127,808)           (7,531)           91,005           (12,833)

Cash at beginning of period                                           176,425            48,617            48,617            41,086
                                                                  -----------       -----------       -----------       -----------

Cash at end of period                                             $    48,617       $    41,086       $   139,622       $    28,253
                                                                  ===========       ===========       ===========       ===========



                                   (Continued)
                 See accompanying notes to financial statements

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                            STATEMENTS OF CASH FLOWS

                                   (Concluded)


                                                                                For the Years Ended       For the Nine Months Ended
                                                                                      March 31,                   December 31,
                                                                              -------------------------   ------------------------
                                                                                1995          1996            1995          1996
                                                                              --------   --------------   -------------   --------
                                                                                                           (Unaudited)
Supplemental disclosure of cash flow information:
     Interest paid                                                            $101,824   $      152,245   $     121,325   $112,212
                                                                              ========   ==============   =============   ========

     Income taxes paid                                                        $681,267   $        5,439   $          --   $  2,506
                                                                              ========   ==============   =============   ========
Supplemental disclosure of non-cash investing and financing activities:

     Notes payable to suppliers for rental
       equipment purchases                                                    $229,484   $           --   $          --   $298,035
                                                                              ========   ==============   =============   ========



                 See accompanying notes to financial statements

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)




1.   THE COMPANY:

     Metropolitan Respirator Service, Inc. (DBA Metropolitan Homecare Service) (the "Company") was incorporated on April 15, 1974 under the laws of the State of New York. The Company is engaged in the sale and rental of medical supplies and durable medical equipment within the New York Metropolitan Area.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Prior Period Adjustment and Restatement:

     Retained earnings at April 1, 1994 have been restated for $298,927 to change the Company's accounting for unbilled receivables and allowance for uncollectible accounts to conform with generally accepted accounting principles. In addition, the accompanying financial statements for the years ended March 31, 1995 and 1996 have been restated for this change. The effect of the restatement was to increase net income for the year ended March 31, 1995 by $182,877 and decrease the net loss for the year ended March 31, 1996 by $221,795, net of income tax benefit of $39,000 and $186,900, respectively.

     Interim Financial Information (Unaudited):

     The financial statements and accompanying financial information for the nine months ended December 31, 1995 are unaudited but include all adjustments (consisting only of normal and recurring adjustments) which the Company considers necessary for a fair presentation of the operating results and cash flows for the nine month period ended December 31, 1995. Results for interim periods are not necessarily indicative of results for the entire year.

     Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)


     Revenue Recognition:

     The Company recognizes revenue upon the delivery of products and related services to patients. Revenue is reported at the estimated net realizable amounts from third party payers under reimbursement arrangements, patients and others.

     Inventory:

     Inventory is stated at the lower of cost (first-in, first-out basis) or market and consists primarily of durable and disposable medical equipment and supplies.

     Rental Equipment:

     Rental equipment consists of durable medical equipment rented to patients for use in their home and is stated at cost. Depreciation is provided using the straight-line method over the useful life of the equipment which is estimated at five years.

     Property and Equipment:

     Property and equipment is stated at cost and is depreciated over the estimated useful lives using the straight-line method. The costs of repairs, maintenance, and replacements which do not significantly improve or extend the life of the respective assets are charged to expense as incurred.


          Automobile and delivery equipment           5 years
          Computer and office equipment               5-7 years


     Income Taxes:

     The Company uses the asset and liability method to calculate deferred tax assets and liabilities. Deferred income taxes are recognized based on differences between financial reporting and income tax bases of assets and liabilities using enacted income tax rates. Deferred income taxes arise primarily from the allowance for uncollectible accounts which is accounted for differently for financial reporting and tax purposes. The Company has not recorded a valuation allowance because the "more likely than not" criteria of SFAS No. 109, "Accounting for Income Taxes" was met at March 31, 1996 and December 31, 1996.

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)


     Cash Equivalents:

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

     Stock Based Compensation:

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation". SFAS No. 123 defines a fair value method of accounting for the issuance of stock options and other equity instruments. The adoption of this new standard does not have an effect on the Company's financial statements.

     Accounting for the Impairment of Long-Lived Assets to be Disposed of:

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard does not have an effect on the Company's financial statements.

3.   ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following:

                                                     March 31,    December 31,
                                                       1996          1996
                                                    ----------    ----------
        Billed                                      $2,662,334    $3,071,827
        Unbilled                                       384,000       396,000
                                                    ----------    ----------

                                                     3,046,334     3,467,827

        Less allowance for uncollectible accounts     (594,000)     (600,000)
                                                    ----------    ----------

                                                    $2,452,334    $2,867,827
                                                    ==========    ==========

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)


     Unbilled receivables represent amounts due for products delivered or services rendered which were not billed at the end of each period. Amounts are billed when the Company obtains the appropriate written documentation, mainly the physician's prescription.

4.   PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                    March 31,     December 31,
                                                       1996           1996
                                                    ---------      ---------
          Automobile and delivery equipment         $ 260,941      $ 303,130
          Computer and office equipment               285,888        366,054
                                                    ---------      ---------
                                                      546,829        669,184
          Less accumulated depreciation              (303,880)      (337,997)
                                                    ---------      ---------

                                                    $ 242,949      $ 331,187
                                                    =========      =========

5.   LINE OF CREDIT:

     The Company has a line of credit with a maximum balance limited to the lesser of $1,000,000 or 80% of accounts receivable less than 90 days outstanding. The line of credit is collateralized by substantially all of the assets of the Company and is personally guaranteed by the shareholders. The line bears interest at the prime rate plus .75% (9% at December 31, 1996). The line is renewable on an annual basis.

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)


6.   LONG TERM DEBT:

     Long-term debt consists of the following:

                                                                                   March 31,   December 31,
                                                                                     1996         1996
                                                                                   ---------    ---------
         $500,000 term loan collateralized by substantially all of the assets of the Company and the personal guarantees of the shareholders. The loan bears interest at the prime rate (8 1/4% at December 31, 1996) plus
           .75%, is payable in 36 monthly installments of $13,889 plus accrued
           interest, and matures in August 1997.                                   $ 222,222    $ 111,110

         Notes payable to suppliers are payable monthly through October 1998 with interest up to 16% collateralized by the equipment
           purchased.                                                                307,249      682,700

         Various auto loans payable monthly with interest rates of 4.8% to 12%
           maturing between August 1997 and September 1999
           Collateralized by the vehicles.                                            32,967       46,540
                                                                                   ---------    ---------

                                                                                     562,438      840,350
         Less current maturities of long-term debt                                  (447,418)    (714,400)
                                                                                   ---------    ---------

         Long-term debt                                                            $ 115,020    $ 125,950
                                                                                   =========    =========

     Long-term debt matures as follows:

                 Year Ended
                 December 31,                           Amount
                 ------------                           ------
                     1997                              $714,400
                     1998                               117,547
                     1999                                 8,403
                                                       --------
                                                       $840,350
                                                       ========

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)



7.   CONCENTRATION OF CREDIT RISK:

     Revenues from principal sources are as follows:

                                                      March 31,     December 31,
                                                        1996           1996
                                                        ----           ----
           Medicare                                      43.1%         45.6%
           Medicaid                                      27.2          29.5
           Private insurance and other                   29.7          24.9
                                                        -----         -----
                   Total                                100.0%        100.0%
                                                        =====         =====

     The Company derives the majority of its revenues from third-party payors. The Company, like other Medicaid and Medicare providers, is subject to governmental audits of its Medicaid and Medicare reimbursement claims. As a provider of services, under the Medicaid and Medicare programs, the Company is also subject to the Medicaid and Medicare fraud and abuse laws. A reduction in coverage or reimbursement rates by third-party payors could have a material adverse effect on the Company's operations.

8.   RELATED PARTY TRANSACTIONS:

     Due from affiliate includes advances to a company affiliated through common ownership. The advances were non-interest bearing and had no repayment terms.

     Advances to a shareholder were non-interest bearing and had no repayment terms.

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)



9.   INCOME TAXES:

     The difference between the tax provision and the amount that would be computed by applying the statutory federal income tax rate to income before taxes is attributable to the following:

                                                                    March 31,                  December 31,
                                                             ---------------------       ---------------------
                                                               1995         1996           1995         1996
                                                             --------     --------       --------      -------
                                                                                        (Unaudited)
           Provision at the expected statutory rates         $240,000                     $18,000      $16,000

           Net operating loss carryforward                                $(78,000)

           State and city income tax - net of
             federal tax benefit                               74,000      (18,000)         7,000        4,000

           Officers life insurance, penalties and
             other nondeductible expenses                      17,000       17,000         13,000       11,000
                                                             --------     --------        -------      -------
           Provision (credit) at the effective rate          $331,000     $(79,000)       $38,000      $31,000
                                                             ========     ========        =======      =======


10.  PENSION PLANS:

     Defined Benefit Plan:

     The Company sponsors a noncontributory defined benefit pension plan covering substantially all non-union employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist primarily of government securities.

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)


       A summary of the plan's funded status and the amounts recognized in the accompanying balance sheets follows:

                                                                         March 31,     December 31,
                                                                           1996           1996
                                                                        -----------    -----------
         Actuarial present value of benefit obligations:

           Vested benefits                                              $   630,073    $   727,304
           Nonvested benefits                                                68,692         69,564
                                                                        -----------    -----------

         Accumulated benefit obligation                                     698,765        796,868
                                                                        -----------    -----------
         Projected benefit obligation for services rendered to date        (911,480)    (1,097,771)

         Plan assets at fair value                                          679,614        845,141
                                                                        -----------    -----------
         Unfunded  excess of projected  benefit  obligation over plan
           assets                                                          (231,866)      (252,630)

         Unrecorded  net loss from  past  experience  different  from
           that assumed and effects of changes in assumptions                22,871         29,193

         Deferred transition loss                                            79,928         76,193
                                                                        -----------    -----------
         Pension liability                                              $  (129,067)   $  (147,244)
                                                                        ===========    ===========

       Pension expense includes the following components:

         Service cost-benefits earned during the period                 $   132,708    $   169,295
         Interest cost on projected benefit obligation                       50,948         46,836
         Actual return on plan assets                                       (29,490)       (24,185)
         Amortization of unrecognized net asset                              (7,497)       (11,470)
                                                                        -----------    -----------
         Net periodic pension expense                                   $   146,669    $   180,476
                                                                        ===========    ===========

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)



     The actuarial assumptions used in accounting for the plan were as follows:



     Weighed average discount rate                                  7% per annum
     Weighted average rate of compensation increase                 3% per annum
     Weighted expected long-term rate of refund on plan assets      7% per annum


     The amounts charged to operations for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1995 and 1996 were approximately $119,000, $147,000, $103,000, and $180,000, respectively.

     Defined Contribution Plan:

     The Company also maintains a 401(k) profit-sharing plan covering all employees who have attained minimum service requirements. The Company's contributions to the plan are based upon management's discretion. Such contributions amounted to $29,500, $29,000, $25,000 and $33,500 for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1995 and 1996, respectively.

11.  COMMITMENTS AND CONTINGENCIES:

     Operating Leases:

     The Company rents office and warehouse facilities in the Bronx, New York under a noncancelable operating lease. The Corporation exercised its renewal option for an additional three years which expired on February 28, 1997. Currently, the facilities are being rented on a month-to-month basis. The Company also leases office and retail facilities in Glen Cove, New York. The facility is operating under a noncancelable lease expiring October 31, 1998 and contains a provision for renewal, increasing rental due to increased expenses, taxes and cost of living.

     The Company also leases vehicles under operating leases expiring at various times through 1997.

                      METROPOLITAN RESPIRATOR SERVICE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        (Amounts and Disclosures for the
               Nine Months Ended December 31, 1995 are Unaudited)


     Future minimum lease payments due under operating leases are as follows:


                  1997                                             $ 92,421
                  1998                                               45,931
                                                                   --------
                  Total minimum future payments                    $138,352
                                                                   ========

     Rental expense charged to operations for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1995 and 1996 was approximately $179,000, $186,000, $142,000, and $149,000, respectively.


12.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The amounts included in the balance sheet at March 31, 1996 and December 31, 1996 for accounts receivable, due from affiliate, advances to shareholders, line of credit, accounts payable and accrued expenses and current maturities of long-term debt approximate fair value because of the short-tern nature of these instruments. The carrying value of long-term debt approximates the estimated fair value because the long-term debt is at interest rates comparable to notes currently available to the Company for debt with similar terms and remaining maturities.

13.  SUBSEQUENT EVENT:

     The shareholders are negotiating to sell all of their shares of common stock of the Company to a New York based corporation. In connection with the potential sale of the Company, two of the three shareholders transferred a total of 5.5 shares of their common stock to an employee of the Company, pursuant to a Restricted Stock Agreement. The shares transferred are subject to return in the event that the employee's employment with the Company is terminated for any reason within two years of this agreement. In the event the Company sells all of its issued and outstanding shares, the restriction period will lapse and it is anticipated that the Company will record additional compensation expense of approximately $700,000 during the three months ended March 31, 1997. The remaining shareholder has objected to the validity of the transfer and, accordingly, there is no final determination of the accounting treatment for this transaction.

                                    ITEM 7(b)

                         PRO FORMA FINANCIAL INFORMATION

                       COMMUNITY CARE SERVICES, INC., and
                      METROPOLITAN RESPIRATOR SERVICE, INC.
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following pro forma condensed consolidated balance sheet gives effect as of the acquisition of Metropolitan Respirator Service, Inc,. ("MRS") was acquired as of December 31, 1996, the most recent balance sheet date. The proforma condensed consolidated statements of income for the year ended March 31, 1996 and the nine months ended December, 1996 present the results of operations as if the acquisition of MRS had occurred at April 1, 1995 and April 1, 1996, respectively.

The results of operations of Community Care Services, Inc. have been extracted from the financial statements for the year ended March 31, 1996 and the nine months ended December 31, 1996. The results of operations of MRS are audited for the year ended March 31, 1996 and for the nine months ended December 31, 1996. The pro forma adjustments give effect to the purchase method of accounting as described in the accompanying notes to the pro forma financial statements.

These pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if the acquisitions had been in effect on April 1, 1995 or 1996, or which may be obtained in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes of the companies contained elsewhere herein.

                         COMMUNITY CARE SERVICES, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET



                                                          December 31, 1996
                                                          -----------------


                                                          CCS, INC.         MRS, INC.       Pro Forma        Pro Forma
                                                         (Historical)     (Historical)     Adjustments      Consolidated
                                                         ------------     ------------     -----------      ------------
                      ASSETS
Current Assets:
  Cash and Cash Equivalents                              $ 4,334,000       $    28,000   ($4,100,000)  (1)   $   262,000
  Accounts Receivable, Net                                 3,138,000         2,868,000                         6,006,000
  Inventories                                                618,000           318,000                           936,000
  Prepaid Income Taxes                                             0           309,000                           309,000
  Deferred Income Taxes                                            0           284,000                           284,000
  Prepaid Expenses and other current assets                   73,000            78,000                           151,000
                                                         -----------       -----------   -----------         -----------
     Total Current Assets                                  8,163,000         3,885,000    (4,100,000)          7,948,000

Rental Equipment, Net                                      1,382,000           426,000                         1,808,000
Property and Equipment, Net                                  274,000           331,000                           605,000
Covenants not to Compete, Net                                 19,000                 0       360,000   (1)       379,000
Accounts and customer lists, Net                             125,000                 0       225,000   (1)       350,000
Security Deposits                                             36,000            36,000                            72,000
Goodwill, net                                                                              6,290,000   (1)     6,290,000
Investment in MRS, Inc.                                                                    2,119,000   (1)             0
                                                                                          (2,119,000)
                                                         -----------       -----------   -----------        ------------
          TOTAL                                          $ 9,999,000       $ 4,678,000   $ 2,775,000        $ 17,452,000
                                                         ===========       ===========   ===========        ============
                       LIABILITIES
Current Liabilities:
  Line of Credit                                         $         0       $   672,000                      $    672,000
  Accounts Payable & Accrued Expenses                      1,895,000         1,047,000   $   315,000   (1)     3,257,000
  Current portion of long term debt                           90,000           714,000                           804,000
  Due to Adam Health Care Equipment Corp.                  1,171,000                 0                         1,171,000
  Income Taxes Payable                                       316,000                 0                           316,000
                                                         -----------       -----------   -----------        ------------
     Total Current Liabilities                             3,472,000         2,433,000       315,000           6,220,000

Notes payable                                                                              3,067,000   (1)     3,067,000
Long term debt, less current maturities                            0           126,000                           126,000
Deferred Income Taxes                                          9,000                 0        63,000   (1)        72,000
                                                         -----------       -----------   -----------        ------------
     Total Liabilities                                     3,481,000         2,559,000     3,445,000           9,485,000
                                                         -----------       -----------   -----------        ------------
Commitments and Contingencies

                  STOCKHOLDERS' EQUITY
Common stock, $.01 par value                                  62,000             1,000        (1,000)             74,000
                                                                                              12,000   (1)
Additional paid in capital                                 6,407,000                 0     1,437,000   (1)     7,844,000
Retained earnings                                             49,000         2,118,000    (2,118,000)             49,000
                                                         -----------       -----------   -----------        ------------
     Total Stockholders' Equity                            6,518,000         2,119,000      (670,000)          7,967,000
                                                         -----------       -----------   -----------        ------------
          TOTAL                                          $ 9,999,000       $ 4,678,000   $ 2,775,000        $ 17,452,000
                                                         ===========       ===========   ===========        ============

            See accompanying notes to unaudited pro forma condensed
                       consolidated financial statements.

                         COMMUNITY CARE SERVICES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME




                                                             Year ended
                                                           March 31, 1996
                                                           --------------

                                                          CCS, INC.         MRS, INC.     Pro Forma          Pro Forma
                                                         (Historical)      (Historical)  Adjustments        Consolidated
                                                         -----------       -----------   -----------        ------------
Net Revenues                                               6,182,000         8,593,000                       14,775,000
Cost and Expenses:
   Cost of net revenues
      Product and supply costs                             2,084,000         3,351,000                        5,435,000
      Rental equipment depreciation                          251,000           296,000                          547,000
                                                         -----------       -----------   -----------         ----------
                                                           2,335,000         3,647,000                        5,982,000
   Selling, general & administrative
      expenses                                             2,661,000         4,539,000      (690,000)  (3)    6,275,000
                                                                                            (147,000)  (4)
                                                                                             (88,000)  (5)
   Provision for doubtful accounts                           299,000           486,000                          785,000
   Amortization of intangible assets                         108,000                 0       345,000   (2)      453,000
                                                         -----------       -----------   -----------         ----------
Toal Costs and Expenses                                    5,403,000         8,672,000      (580,000)        13,495,000
                                                         -----------       -----------   -----------         ----------
     Operating Income                                        779,000           (79,000)      580,000          1,280,000

Interest Expense                                             155,000           151,000       184,000   (6)      490,000
                                                         -----------       -----------   -----------         ----------

Income before provision for income taxes                     624,000          (230,000)      396,000            790,000
Provision (benefit) for Income Taxes                         196,000           (79,000)      166,000   (7)      283,000
                                                         -----------       -----------   -----------         ----------
NET INCOME                                                  $428,000         ($151,000)     $230,000           $507,000
                                                         ===========       ===========   ===========         ==========
Per share data
   Net income per common share                                 $0.07                                              $0.09
                                                         ===========                                         ==========
Weighted average number of common shares
   outstanding                                             5,926,900 (8)                                      5,926,900
                                                         ===========                                         ==========




            See accompanying notes to unaudited pro forma condensed
                       consolidated financial statements.

                         COMMUNITY CARE SERVICES, INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                                                          Nine months ended
                                                          December 31, 1996
                                                          -----------------


                                                          CCS, INC.         MRS, INC.     Pro Forma          Pro Forma
                                                        (Historical)       (Historical)  Adjustments        Consolidated
                                                         -----------       -----------   -----------        ------------
Net Revenues                                               7,437,000         7,824,000                        15,261,000
Cost and Expenses:
   Cost of net revenues
      Product and supply costs                             2,968,000         2,743,000                         5,711,000
      Rental equipment depreciation                          253,000           161,000                           414,000
                                                         -----------       -----------   -----------         -----------
                                                           3,221,000         2,904,000                         6,125,000
   Selling, general & administrative
    expenses                                               3,079,000         4,255,000      (517,000)  (3)     6,571,000
                                                                                            (180,000)  (4)
                                                                                             (66,000)  (5)
  Provision for doubtful accounts                            238,000           443,000                           681,000
  Amortization of intangible assets                          115,000                         258,000   (2)       373,000
                                                         -----------       -----------   -----------         -----------
Total Costs and Expenses                                   6,653,000         7,602,000      (505,000)         13,750,000
                                                         -----------       -----------   -----------         -----------
     Operating Income                                        784,000           222,000       505,000           1,511,000

Interest Expense                                             151,000           112,000       138,000   (6)       401,000
Other                                                                           62,000                            62,000
                                                         -----------       -----------   -----------         -----------
Income before provision for income taxes and
   extraordinary item                                        633,000            48,000       367,000           1,048,000
Provision (benefit) for income taxes                         278,000            31,000       154,000   (7)       463,000
                                                         -----------       -----------   -----------         -----------

Income before extraordinary item                         $   355,000       $    17,000   $   213,000         $   585,000
                                                         ===========       ===========   ===========         ===========
Per share data
   Income before extraordinary item                      $      0.06                                         $      0.09
                                                         ===========                                         ===========
Weighted average number of common shares
  outstanding                                              6,334,627 (8)                                       6,334,627
                                                         ===========                                         ===========


            See accompanying notes to unaudited pro forma condensed
                       consolidated financial statements.

COMMUNITY CARE SERVICES, INC.
METROPOLITAN RESPIRATOR SERVICE, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

[1] To record the acquisition of the common stock of Metropolitan Respirator Service, Inc. for approximately $8,994,000 and the fair value resulting from allocation of the excess of the fair market value over cost amounting to approximately $6,290,000.

The company used available cash amounting to $4,100,000 to pay for the acquisition. The company also incurred direct transaction costs amounting to approximately $378,000.

[2] To record amortization of intangibles; customer list, non-compete and goodwill for the year ended March 31, 1996 of $345,000 and the nine months ended December 31, 1998 of $258,000.

Customer lists, non-compete and goodwill are being amortized over estimated useful lines of ten, four and thirty years, respectively.

[3] To record revised officers' salaries and payroll taxes based upon revised officers' employment contracts for the year ended March 31, 1996 of $690,000 and for the nine months ended December 31, 1996 of $517,000.

[4] To add back pension costs of $147,000 for the year ended March 31, 1997 and $180,000 for the nine months ended December 31, 1997 to reflect terminated pension plan.

[5] To add back rent and salaries on facilities that will be closed upon acquisition aggregating $88,000 for the year ended March 31, 1996 and $66,000 for the nine months ended December 31, 1996.

[6] To record interest expense for debt incurred in connection with the acquisition.

[7] Pro forma income taxes have been estimated at forty-two percent.

[8] Earnings per share reflect the conversion of 100% of outstanding principal and accrued interest to common shares.

                          COMMUNITY CARE SERVICES, INC.

                        CURRENT REPORT ON FORM 8K FOR THE

                           REPORTING DATE MAY 14, 1997

                                INDEX TO EXHIBITS


Exhibit                                                             Sequentially
Number              Exhibit Name                                     Number Page
------              ------------                                     -----------

2.1          Stock Purchase Agreement among

             Community Care Services, Inc., as Buyer

             and Donald Fargnoli, Louis Rocco and

             Saverio D. Burdi, as Sellers, dated May 10,

             1997.

2.2          Stock Purchase Agreement among Community

             Care Services, Inc., as Buyer and Jack L.

             Prince, as Seller, dated May 10, 1997.

2.3          Non-negotiable Promissory Note of Community

             Care Services, Inc., issued to Donald Fargnoli dated

             May 10, 1997.

2.4          Non-negotiable Promissory Note of Community Care

             Services, Inc., issued to Louis Rocco dated May 10,

             1997.